TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION (SECTION 7)

The Registrar of Corporate Affairs, of the British Virgin Islands *HEREBY CERTIFIES*, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

BEST SUMMIT ENTERPRISES LIMITED

BVI COMPANY NUMBER: 1068037

is incorporated in the *BRITISH VIRGIN ISLANDS* as a *BVI BUSINESS COMPANY*, this 30th day of November, 2006.

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for
REGISTRAR OF CORPORATE AFFAIRS
30th day of November, 2006